TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

EXHIBIT 16.1

January 7, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
USA

Ladies and Gentlemen:

Re:	Sombrio Capital Corp. – SEC File No. 000-52667

We are the former independent accountants for Sombrio Capital Corp., a Nevada corporation (the “Company”). We have been furnished with a copy of the Company’s response to Item 4.01 of Form 8-K disclosing our resignation as independent public accountants of the Company. We confirm our agreement with the statements made in response to Item 4.01 insofar as they relate to our firm.

Very truly yours,

/s/ Telford Sadovnick, P.L.L.C.
TELFORD SADOVNICK, P.L.L.C.
Certified Public Accountants

114 West Magnolia Street, Suite 423, Bellingham, Washington 98225
Telephone: (360) 392-2886 Facsimile: (360) 392-2887